Exhibit 99.1

Harris Corporation Revenue Increases 17% in the Fourth Quarter

MELBOURNE, Florida, July 23, 2003 – Harris Corporation (NYSE:HRS) today reported that fourth quarter fiscal 2003 revenue climbed 17 percent to $579.7 million, compared to $497.6 million in the fourth quarter of the prior year. Revenue growth resulted primarily from continuing strong performance in the company’s two government segments.

Fourth quarter net income on a GAAP basis was $0.7 million, or $.01 per diluted share, compared to $26.6 million, or $.40 per diluted share in the prior-year quarter. Net income was reduced by $38.4 million in pre-tax charges associated with previously announced cost reduction actions. Excluding these charges, fourth quarter non-GAAP net income was $26.0 million, or $.39 per diluted share, compared to $26.6 million or $.40 per diluted share in the prior year.

Actions completed during the fourth quarter reduced corporate overhead and division expenses and will contribute to improving operating income in the company’s commercial communications segments. Annualized savings of approximately $25 million are expected from the actions, which included reductions in labor and facility costs, discontinuation of several low-margin telecom products, and disposal of assets remaining from the previously exited telecom switch business. Details of the charges are included in tables 5 and 6 below.

Excluding these charges, combined non-GAAP income from the five operating segments increased 22 percent during the quarter, reflecting excellent performance in the two government segments and diligent attention to lowering costs in the three commercial segments where market conditions have not been as favorable. Non-operating income declined during the quarter to $1.6 million, compared to $7.7 million in the prior-year quarter, reflecting lower sales of marketable securities related to previous technology investments.

“Our Government Communications Systems and RF Communications divisions delivered outstanding revenue growth and operating income results in the fourth quarter,” said Howard L. Lance, chairman and chief executive officer. “We continue to grow faster than the market in both of these businesses, as a result of superior program execution and leading-edge technology and products. We also made some positive progress in our two commercial telecom segments,” Mr. Lance said. “The Microwave

Communications division delivered modest revenue growth in the fourth quarter, and the Network Support division had positive operating income, when fourth quarter cost-reduction charges are excluded.”

Government Communications Systems
Fourth quarter revenue in the company’s Government Communications Systems segment grew 27 percent to $316.7 million, compared to $248.9 million in the prior-year quarter. This represented the thirteenth consecutive quarter of year-over-year growth. Operating income increased 19 percent to $30.1 million. Fourth quarter income in the prior year benefited from several performance incentives and favorable contract closeouts.

The Department of Defense and other government agencies continued to invest in new integrated and assured network communications systems. Harris’ strong program performance and technology capabilities in communications, imaging, and systems integration have positioned the division to take full advantage of the robust government procurement climate. Revenue growth continues across all areas of the business and is all organic.

Major revenue drivers included classified programs as well as large federal agency and defense programs won during the past 12 -14 months, many of which are just beginning to ramp up. These programs are expected to be significant revenue drivers in the years to come. In the fourth quarter, approximately 30 percent of the segment revenue increase came from classified programs.

New contracts won during the fourth quarter included a two-year, $13.6 million program for common data link X-/Ku-band phased array antenna systems for the U.S. Navy’s next-generation destroyer and a $22 million contract for production of improved fire control electronics for the U.S. Army’s Multiple Launch Rocket System. The company also won contracts for digital map computers for the U.S. Navy, Marine Corps, and Army aircraft, anti-jam global positioning system modules for Boeing’s JDAM (Joint Direct Attack Munitions), and numerous classified programs.

RF Communications
The RF Communications segment reported record revenue of $99.0 million in the fourth quarter, an increase of 34 percent compared to the prior-year quarter. Segment operating income also was a record, increasing 44 percent to $26.6 million. Orders increased 85 percent, compared to the prior-year quarter.

“The spectacular revenue growth and operating performance in this segment underscores our proposition that the Falcon® II radios are the best tactical radios in the world,” Mr. Lance said. “Current demand remains strong from U.S. and foreign military customers due to the ongoing focus on combating terrorism and supporting homeland security. Harris is successfully meeting this demand with ready-to-ship, tactical radios that serve mission-critical requirements on the networked battlefield.”

The company won contracts during the quarter from the U.S. Department of Defense, Turkey, Oman, Algeria, United Arab Emirates, Venezuela, and Estonia. Contracts included a $10 million order from the Defense Early Response Fund, which provides funding for the U.S. National Guard and other agencies that provide quick responses in times of national emergencies.

Harris’ strong position on next-generation tactical radio programs was further enhanced in the quarter. Harris was selected to incorporate its recently developed Sierra™ based Cryptographic Subsystem into 100 percent of the radios to be manufactured under Cluster 1 of the U.S. Joint Tactical Radio System award. The company expects the selection to result in approximately $100 million of revenue over the next ten years. The award positions Harris to provide similar encryption to other clusters of the program. Also, the RF Communications division met a major milestone on the U.K. Bowman Tactical Radio Programme by shipping the first production units of its high-performance, HF radio systems that are being manufactured at its facility in Basingstoke, U.K.

Microwave Communications
Revenue in the Microwave Communications segment was $77.8 million during the fourth quarter, compared to $64.6 million in the prior-year quarter. Revenue increases were reported for both North America and international sales regions. The segment reported a GAAP loss of $10.6 million, including cost-reduction charges noted in table 6. Excluding these charges, the operating loss on a non-GAAP basis was $2.0 million, compared with a loss of $5.8 million in the prior-year quarter.

The Microwave segment maintained its leadership position in North America. Strong sales continued for Harris’ Constellation® 155 radio, which is designed specifically for the high-performance requirements of North American wireless carriers, utility networks, and state and local governments. Areas of relative strength in international markets continued to be Southeast Asia, Eastern Europe, the Middle East, and Africa.

While Harris Microwave revenue increased in the quarter, global wireless telecommunications equipment markets remain soft. Capital spending constraints are still causing delays on projects, and competitive pressures continue among international suppliers. “It is unclear when significant strengthening in market conditions will occur,” Mr. Lance said. “We remain focused on reducing our product and overhead costs and improving operating margins.” The company’s latest actions included the discontinuation of several unprofitable product lines, namely WinRoll, RapidNet, and MDL, which were designed principally for international markets.

Network Support
Fourth quarter revenue in the company’s Network Support segment was $12.5 million, compared to $14.2 million in the prior-year quarter. The segment reported a GAAP loss of $8.9 million, which included the cost-reduction charges noted in table 6. Excluding these charges, the division was profitable on a non-GAAP basis with income of $0.1 million, compared to a $3.1 million loss in the prior-year quarter.

A major telecom service provider awarded Harris an initial purchase order of $5 million for its newly developed EXP™ field technician test system during the quarter. The first phase of the project is currently being installed. The EXP system is designed to improve field technician productivity and performance, reducing repeat visits required to diagnose and repair telecom problems or initiate new services. Field trials of this new solution are ongoing with additional telecom customers.

Broadcast Communications
The Broadcast Communications segment reported revenue of $77.2 million in the fourth quarter, compared to revenue of $100.1 million in the prior-year quarter. Most of the reduction in revenue came from a decline in DTV (digital television) equipment sales. In the prior-year quarter, many broadcasters were making their initial DTV infrastructure investments to meet the original mandate set by the FCC (Federal Communications

Commission). Sales increased 2 percent on a sequential quarterly basis. The segment reported a GAAP loss of $2.4 million, which included cost-reduction charges noted in table 6. Excluding these charges, operating income was $2.0 million on a non-GAAP basis, compared to $11.8 million in the prior-year quarter and $2.5 million in the third quarter of fiscal 2003.

“As we expected, the disruption and costs associated with news coverage of the Iraq war, and continued weak advertising revenue dampened broadcaster spending,” said Mr. Lance. “However, the FCC has recently proposed new deadlines that would require stations in major markets to comply with full-power DTV requirements by July 2005. We believe this will bring some clarity to the timing of the next wave of investments in DTV equipment. Many broadcasters are now budgeting for transmission and studio system upgrades to full digital capability. In the meantime, we are committed to improving operating margins at the current sales levels through ongoing cost focus.”

Financial Position
The financial position and level of liquidity of Harris continues to be very strong. Positive cash flow provided by operations during the fiscal year totaled $152.8 million. Cash and cash equivalents on hand at the end of the year were $442.6 million, slightly greater than the $433.6 million total debt outstanding. The earliest scheduled maturity of any long-term debt is in 2007, and the company has in excess of $200 million of unused committed credit facilities available.

Full year Cumulative Results Fiscal 2003
Revenue for fiscal year 2003 was $2.1 billion, versus $1.9 billion for fiscal year 2002, an increase of 12 percent. GAAP net income was $59.5 million, or $.90 per diluted share, versus $82.6 million, or $1.25 per diluted share last year. Non-GAAP net income, excluding charges noted in tables 5 and 6, was $90.3 million, or $1.36 per diluted share in fiscal year 2003, versus $86.2 million, or $1.30 per diluted share in the previous year.

Outlook
“Our two government communications businesses are driving outstanding growth at Harris, and we expect continuing strong performance from both in fiscal 2004,” Mr. Lance said. “Growth in these two businesses is driven in part by significant new communications infrastructure programs by the U.S. and other countries around the world, but also by Harris’ ability to understand customer needs, apply leading-edge technology to system requirements, and to outperform expectations on a regular basis. Our reputation for superior performance expands with each new program.

“We continue to believe in the long-term potential of the telecom and broadcast markets. Operating income in each of our commercial businesses is expected to show noticeable improvement in fiscal 2004, as a result of the cumulative effects of cost-reduction actions at the divisions and at the corporate headquarters. We also have maintained aggressive research and development activities, and each business has extensive product and market leadership positions. As the markets improve in fiscal 2004 and beyond, we are on solid footing to serve a growing customer base.”

The company expects net income for fiscal 2004 of $1.50 to $1.65 per diluted share. Non-operating income will likely be minimal, compared to $23.7 million in fiscal year 2003. However, the company has received recent positive rulings in two intellectual property litigation cases, against Sanyo and Ericsson, with an approximate combined net value of $50 million. Awards in these cases could increase non-operating income in fiscal 2004, but the results of appeals, ultimate outcome, and the timing of any potential payments cannot be predicted. “We remain strongly committed to using our technology assets to create additional shareholder returns in the future,” Mr. Lance said.

Harris Corporation is an international communications technology company focused on providing product, system and service solutions for government and commercial customers. The company’s five operating divisions serve markets for government communications, tactical radio, broadcast, microwave, and network support systems. Additional information about Harris Corporation is available at www.harris.com.

NOTE: In conjunction with the quarterly earnings release, the company will conduct a conference call on Wednesday, July 23 at 5 p.m. (ET). Interested individuals are invited to listen to the call by using a dial-in number: (719) 457-2645, access code: 527354. The conference call also will be broadcast live via the Internet at http://www.harris.com/conference-call and a replay will be available at the same site.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including net income, net income per diluted share and both combined and individual commercial segments’ operating income (loss), each excluding items associated with exiting several product lines, reductions in force, other cost-cutting measures, closure of locations or disposal of assets. A reconciliation of the difference between each non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is included in this release.

Forward-Looking Statement
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: the potential value to the Company of recent program awards and potential awards, earnings guidance for fiscal 2004, the benefit of cost reductions and their impact, and the statements in “Outlook”. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: uncertain economic conditions which make it difficult to estimate growth in the Company’s markets and, as a result, future income and expenditures; the ability to meet cost reduction goals; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of the Company’s currency hedging program; government import and export policies and other government regulations; the fair values of the Company’s portfolio of passive investments, which are subject to significant price volatility or erosion; the Company’s ability to continue to develop new products that achieve market acceptance; strategic acquisitions and the risks and uncertainties related thereto; potential changes in government or customer priorities due to program reviews or revisions to strategic objectives, including potential failure to fund government contracts; risks inherent with large long-term fixed price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; potential claims that the Company is infringing the intellectual property of third parties; the successful resolution of patent infringement claims and litigation, and the ultimate outcome of other litigation and legal matters. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

# # #

Table 1
HARRIS CORPORATION
FY’03 Fourth Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME

(in millions, except per share amounts)	Quarter Ended		Fiscal Year Ended

	June 27,	June 28,	June 27,	June 28,
	2003	2002	2003	2002

Revenue from product sales and services	$579.7	$497.6	$2,092.7	$1,875.8

Cost of product sales and services	(446.7)	(359.2)	(1,575.6)	(1,378.1)

Engineering, selling and administrative expenses	(128.6)	(103.8)	(431.9)	(400.2)

Non-operating income	1.6	7.7	23.7	41.0

Interest income	1.1	3.7	6.1	13.3

Interest expense	(6.1)	(5.7)	(24.9)	(26.7)

Income before income taxes	1.0	40.3	90.1	125.1

Income taxes	(0.3)	(13.7)	(30.6)	(42.5)

Net income	$0.7	$26.6	$59.5	$82.6

Net Income Per Common Share

Basic	$.01	$.40	$.90	$1.25

Diluted	$.01	$.40	$.90	$1.25

Cash dividends paid per common share	$.08	$.05	$.32	$.20

Average basic shares outstanding	66.3	66.1	66.2	65.9

Average diluted shares outstanding	66.4	66.7	66.4	66.3

Table 2
HARRIS CORPORATION
FY’03 Fourth Quarter Summary
Business Segment Information

(in millions)	Quarter Ended		Fiscal Year Ended

	June 27,	June 28,	June 27,	June 28,
	2003	2002	2003	2002

Revenue

Government Communications Systems	$316.7	$248.9	$1,137.4	$924.4

RF Communications	99.0	73.8	325.7	258.3

Microwave Communications	77.8	64.6	281.6	288.9

Network Support	12.5	14.2	49.7	57.2

Broadcast Communications	77.2	100.1	315.2	355.1

Corporate eliminations	(3.5)	(4.0)	(16.9)	(8.1)

	$579.7	$497.6	$2,092.7	$1,875.8

Income Before Income Taxes

Segment Operating Income (Loss):

Government Communications Systems	$30.1	$25.2	$104.9	$85.5

RF Communications	26.6	18.5	84.3	51.6

Microwave Communications	(10.6)	(5.8)	(26.9)	(17.4)

Network Support	(8.9)	(3.1)	(15.5)	(10.3)

Broadcast Communications	(2.4)	11.8	8.0	37.2

Headquarters expense	(30.4)	(12.0)	(69.6)	(49.1)

Non-operating income	1.6	7.7	23.7	41.0

Net interest	(5.0)	(2.0)	(18.8)	(13.4)

	$1.0	$40.3	$90.1	$125.1

Table 3
HARRIS CORPORATION
FY’03 Fourth Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)	Fiscal Year Ended

	June 27,	June 28,
	2003	2002

Operating Activities

Net income	$59.5	$82.6

Adjustments to reconcile net income to net cash provided by (used in) operating activities:

Depreciation and amortization	56.4	55.1

Non-current deferred income tax	5.6	(6.4)

Gain on the sale of securities available for sale	(21.2)	(60.5)

Gain on the sale of LiveTV, LLC	(18.8)	—

Gain on the sale of GE Harris Energy Control Systems, LLC	—	(10.3)

(Increase) decrease in:

Accounts and notes receivable	(37.0)	77.3

Unbilled costs and inventories	33.1	40.9

Increase (decrease) in:

Accounts payable and accrued expenses	39.5	(24.4)

Advance payments and unearned income	24.3	7.7

Income taxes	(2.7)	7.2

Other	14.1	37.4

Net cash provided by operating activities	152.8	206.6

Investing Activities

Cash paid for acquired businesses	—	(9.4)

Additions of plant and equipment	(73.0)	(45.9)

Cash paid for strategic investments	(5.4)	(7.5)

Proceeds from the sale of securities available for sale	30.1	69.1

Proceeds from the sale of LiveTV, LLC	19.0	—

Proceeds from the sale of GE Harris Energy Control Systems, LLC	—	23.0

Net cash provided by (used in) investing activities	(29.3)	29.3

Financing Activities

Proceeds from borrowings	182.8	8,272.0

Payments of borrowings	(62.9)	(8,382.5)

Proceeds from sale of Common Stock	2.3	9.4

Purchase of Common Stock for treasury	(6.0)	—

Cash dividends	(21.2)	(13.2)

Net cash provided by (used in) financing activities	95.0	(114.3)

Effect of exchange rate changes on cash and cash equivalents	(2.1)	1.6

Net increase in cash and cash equivalents	216.4	123.2

Cash and cash equivalents at beginning of year	226.2	103.0

Cash and cash equivalents at end of year	$442.6	$226.2

Table 4
HARRIS CORPORATION
FY’03 Fiscal Year Summary
CONDENSED CONSOLIDATED BALANCE SHEET

(in millions)
	June 27,	June 28,
	2003	2002

Assets

Cash and cash equivalents	$442.6	$226.2

Marketable securities	23.1	52.2

Receivables	420.0	380.3

Unbilled costs and accrued earnings	164.8	178.6

Inventories	213.9	233.2

Current deferred income taxes	88.1	82.3

Income taxes receivable	5.2	0.7

Plant and equipment	289.2	270.6

Goodwill	228.1	215.2

Non-current notes receivable	28.2	30.9

Non-current deferred income taxes	20.4	26.0

Other assets	156.7	162.3

	$2,080.3	$1,858.5

Liabilities and Shareholders’ Equity

Short-term debt	$32.0	$25.9

Accounts payable and accrued expenses	357.1	317.6

Advance payments and unearned income	106.4	82.1

Long-term debt	401.6	283.0

Shareholders’ equity	1,183.2	1,149.9

	$2,080.3	$1,858.5

HARRIS CORPORATION
FY’03 Fiscal Year Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE

     To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), we provide additional measures of combined and individual commercial segments’ operating income (loss), net income, and net income per diluted share adjusted to exclude certain costs, expenses, and gains and losses. Management of Harris believes that these non-GAAP financial measures provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionate positive or negative impact on results in any particular period. Management also believes that these non-GAAP measures enhance the ability of an investor to analyze trends in Harris’ business and to better understand our performance. In addition, the Company may utilize non-GAAP financial measures to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
HARRIS CORPORATION
FY’03 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Condensed Consolidated Statement Of Income

	Quarter Ended			Quarter Ended
(in millions, except per share amounts)	June 27, 2003			June 28, 2002

	As		Non-	As		Non-
	Reported	Adjustment	GAAP	Reported	Adjustment	GAAP

Revenue from product sales and services	$579.7	$—	$579.7	$497.6	$—	$497.6

Cost of product sales and services(A)	(446.7)	17.6	(429.1)	(359.2)	—	(359.2)

Engineering, selling and administrative expenses(B)	(128.6)	20.8	(107.8)	(103.8)	—	(103.8)

Non-operating income	1.6	—	1.6	7.7	—	7.7

Interest income	1.1	—	1.1	3.7	—	3.7

Interest expense	(6.1)	—	(6.1)	(5.7)	—	(5.7)

Income before income taxes	1.0	38.4	39.4	40.3	—	40.3

Income taxes	(0.3)	(13.1)	(13.4)	(13.7)	—	(13.7)

Net income	$0.7	$25.3	$26.0	$26.6	$—	$26.6

Net Income Per Common Share

Basic	$.01	$.38	$.39	$.40	$—	$.40

Diluted	$.01	$.38	$.39	$.40	$—	$.40

	Fiscal Year Ended			Fiscal Year Ended
(in millions, except per share amounts)	June 27, 2003			June 28, 2002

	As		Non-	As		Non-
	Reported	Adjustment	GAAP	Reported	Adjustment	GAAP

Revenue from product sales and services	$2,092.7	$—	$2,092.7	$1,875.8	$—	$1,875.8

Cost of product sales and services(A)	(1,575.6)	17.6	(1,558.0)	(1,378.1)	—	(1,378.1)

Engineering, selling and administrative expenses(B)	(431.9)	29.1	(402.8)	(400.2)	15.8	(384.4)

Non-operating income(C)	23.7	—	23.7	41.0	(10.3)	30.7

Interest income	6.1	—	6.1	13.3	—	13.3

Interest expense	(24.9)	—	(24.9)	(26.7)	—	(26.7)

Income before income taxes	90.1	46.7	136.8	125.1	5.5	130.6

Income taxes	(30.6)	(15.9)	(46.5)	(42.5)	(1.9)	(44.4)

Net income	$59.5	$30.8	$90.3	$82.6	$3.6	$86.2

Net Income Per Common Share

Basic	$.90	$.46	$1.36	$1.25	$.05	$1.30

Diluted	$.90	$.46	$1.36	$1.25	$.05	$1.30

Table 6
HARRIS CORPORATION
FY’03 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
BUSINESS SEGMENT INFORMATION

	Quarter Ended			Quarter Ended
(in millions, except per share amounts)	June 27, 2003			June 28, 2002

	As		Non-	As		Non-
	Reported	Adjustment	GAAP	Reported	Adjustment	GAAP

Revenue

Government Communications Systems	$316.7	$—	$316.7	$248.9	$—	$248.9

RF Communications	99.0	—	99.0	73.8	—	73.8

Microwave Communications	77.8	—	77.8	64.6	—	64.6

Network Support	12.5	—	12.5	14.2	—	14.2

Broadcast Communications	77.2	—	77.2	100.1	—	100.1

Corporate eliminations	(3.5)	—	(3.5)	(4.0)	—	(4.0)

	$579.7	$—	$579.7	$497.6	$—	$497.6

Income Before Income Taxes

Segment Operating Income (Loss):

Government Communications Systems	$30.1	$—	$30.1	$25.2	$—	$25.2

RF Communications	26.6	—	26.6	18.5	—	18.5

Microwave Communications(D)	(10.6)	8.6	(2.0)	(5.8)	—	(5.8)

Network Support(E)	(8.9)	9.0	0.1	(3.1)	—	(3.1)

Broadcast Communications(F)	(2.4)	4.4	2.0	11.8	—	11.8

Headquarters expense(G)	(30.4)	16.4	(14.0)	(12.0)	—	(12.0)

Non-operating income	1.6	—	1.6	7.7	—	7.7

Net interest	(5.0)	—	(5.0)	(2.0)	—	(2.0)

	$1.0	$38.4	$39.4	$40.3	$—	$40.3

	Fiscal Year Ended			Fiscal Year Ended
(in millions, except per share amounts	June 27, 2003			June 28, 2002

	As		Non-	As		Non-
	Reported	Adjustment	GAAP	Reported	Adjustment	GAAP

Revenue

Government Communications Systems	$1,137.4	$—	$1,137.4	$924.4	$—	$924.4

RF Communications	325.7	—	325.7	258.3	—	258.3

Microwave Communications	281.6	—	281.6	288.9	—	288.9

Network Support	49.7	—	49.7	57.2	—	57.2

Broadcast Communications	315.2	—	315.2	355.1	—	355.2

Corporate eliminations	(16.9)	—	(16.9)	(8.1)	—	(8.1)

	$2,092.7	$—	$2,092.7	$1,875.8	$—	$1,875.8

Income Before Income Taxes

Segment Operating Income (Loss):

Government Communications Systems	$104.9	$—	$104.9	$85.5	$—	$85.5

RF Communications	84.3	—	84.3	51.6	—	51.6

Microwave Communications(D)	(26.9)	16.9	(10.0)	(17.4)	15.8	(1.6)

Network Support(E)	(15.5)	9.0	(6.5)	(10.3)	—	(10.3)

Broadcast Communications(F)	8.0	4.4	12.4	37.2	—	37.2

Headquarters expense(G)	(69.6)	16.4	(53.2)	(49.1)	—	(49.1)

Non-operating income(C)	23.7	—	23.7	41.0	(10.3)	30.7

Net interest	(18.8)	—	(18.8)	(13.4)	—	(13.4)

	$90.1	$46.7	$136.8	$125.1	$5.5	$130.6

HARRIS CORPORATION
FY’03 Fiscal Year Summary
RECONCILIATION OF GAAP TO NON-GAAP MEASUREMENTS
Income from the five segments and notes to tables 5 and 6

Combined non-GAAP income from the five operating segments:

The calculation of combined income from the five operating segments referenced in the fourth paragraph of this release is calculated as follows:

(in millions)	Quarter Ended

	June 27,	June 28,
	2003	2002

Non-GAAP net income (see table 5 above)	$26.0	$26.6

Exclude the following items:

Non-GAAP income taxes (see table 5 above)	13.4	13.7

Interest expense	6.1	5.7

Interest income	(1.1)	(3.7)

Non-operating income	(1.6)	(7.7)

Non-GAAP headquarters expense (see table 6 above)	14.0	12.0

Combined non-GAAP income from the five operating segments	$56.8	$46.6

Notes to tables 5 and 6:

Note A – Adjustments to cost of product sales and services for the year and quarter ended June 27, 2003 relate to inventory write-offs associated with the exit of our Microwave Communications segment’s wireless local loop WinRoll, RapidNet and MDL products, our Network Support segment’s digital subscriber line test products and the shut-down of our Microwave Communications segment’s manufacturing plant in Brazil.

Note B – Adjustments to engineering, selling and administrative expenses for the year and quarter ended June 27, 2003 relate to severance, moving, and other costs associated with cost reduction actions aimed at reducing expenses in our corporate headquarters and Broadcast Communications segment as well as the disposal of assets remaining from our previously exited telecom switch business. Adjustments to engineering, selling and administrative expenses for the year ended June 27, 2003 also relate to severance, moving, and other costs associated with the consolidation of our Microwave Communications segment’s R&D in the U.S. from three locations to one location in Raleigh, North Carolina. Adjustments in engineering, selling and administrative expenses for the year ended June 28, 2002 relate to severance, moving, and other costs associated with the shut-down of the Microwave Communications segment’s Calgary, Canada operations, cost reductions in the Paris, France operations and bad debt losses related to the bankruptcy of a customer in Latin America.

Note C – Adjustments to non-operating income for the year ended June 28, 2002 relate to a gain on the sale of our minority interest in GE Harris Energy Control Systems, LLC joint venture.

Note D – Adjustments to Microwave Communications segment operating income for the year and quarter ended June 27, 2003 relate to inventory write-offs associated with the exit of the wireless local loop WinRoll, RapidNet, and MDL products and the shut-down of this segment’s manufacturing plant in Brazil. Adjustments to Microwave Communications segment operating income for the year ended June 27, 2003 also relate to severance, moving, and other costs associated with the consolidation of our Microwave Communications segment’s R&D in the U.S. from three locations to one location in Raleigh, North Carolina. Adjustments to Microwave Communications segment operating income for the year ended June 28, 2002 relate to severance, moving, and other costs associated with the shut-down of the Calgary, Canada operations, cost reductions in the Paris, France operations and bad debt losses related to the bankruptcy of a customer in Latin America.

Note E – Adjustments to Network Support segment’s operating income for the year and quarter ended June 27, 2003 relate to inventory write-offs associated with the exit of our digital subscriber line test products.

Note F – Adjustments to Broadcast Communications segment’s operating income for the year and quarter ended June 27, 2003 relate to severance, moving, and other costs associated with cost reduction actions aimed at reducing operating expenses.

Note G – Adjustments to headquarters expense for the year and quarter ended June 27, 2003 relate to severance and costs associated with cost reduction actions aimed at reducing headquarters infrastructure expense as well as the disposal of assets remaining from our previously exited telecom switch business.